ADDITIONAL INFORMATION

Shareholder Meetings (Unaudited)

At a special shareholders meeting held on June 2, 2005, shareholders of Loomis Sayles Funds II voted for the following proposals:

1. Election of Trustees for Loomis Sayles Funds II (Trust II)


Votes For

Votes Withheld

Total


Graham T. Allison,Jr.
132,584,909.794

22,128,560.082

154,713,469.876

Edward A. Benjamin
132,612,377.523

22,101,092.353

154,713,469.876

Daniel M. Cain
132,610,853.597

22,102,616.279

154,713,469.876

Paul G. Chenault
132,528,522.129

22,184,947.747

154,713,469.876

Kenneth J. Cowan
132,560,768.058

22,152,701.818

154,713,469.876

Richard Darman
132,450,040.167

22,263,429.709

154,713,469.876

Sandra O. Moose
132,566,101.551

22,147,368.325

154,713,469.876

John A. Shane
132,564,423.970

22,149,045.906

154,713,469.876

Charles D. Baker
132,593,048.677

22,120,421.199

154,713,469.876

Cynthia L. Walker
132,584,766.724

22,128,703.152

154,713,469.876

Robert J. Blanding
132,514,900.631

22,198,569.245

154,713,469.876

John T. Hailer
132,593,553.721

22,119,916.155

154,713,469.876

2. Approval of an Amended and Restated Agreement and Declaration of Trust for Trust II



Voted For


Voted Against


Abstained Votes


Broker Non-Votes


Total Votes

103,245,838.162


2,321,818.870


22,868,247.134


32,828,038.000


161,263,942.166

With respect to this proposal, the meeting was adjourned initially to June 22, 2005 and again to July 21, 2005 due to insufficient votes to pass the proposal.
Exhibit 77C